EXHIBIT 21.1
SUBSIDIARIES OF DELTA AIR LINES, INC.
as of December 31, 2016

NAME OF SUBSIDIARY	JURISDICTION OF INCORPORATION OR ORGANIZATION
Aero Assurance Ltd.	Vermont
DAL Global Services, LLC	Delaware
Delta Material Services, LLC	Delaware
Delta Private Jets, Inc.	Kentucky
Endeavor Air, Inc.	Georgia
Epsilon Trading, LLC	Delaware
MIPC, LLC	Delaware
MLT Vacations, Inc. (d/b/a Delta Vacations)	Minnesota
Monroe Energy, LLC	Delaware
New Sky, Ltd.	Bermuda

Certain subsidiaries were omitted pursuant to Item 601(21)(ii) of the SEC’s Regulation S-K.